Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-186823) of Enersis S.A. and in the related Prospectus of our reports dated March 20, 2013, with respect to the consolidated financial statements and schedule of Enersis S.A. and subsidiaries, and the effectiveness of internal control over financial reporting of Enersis S.A. and subsidiaries included in this Annual Report on Form 20-F of Enersis S.A. for the year ended December 31, 2012.

/s/ Ernst & Young Ltda.

Ernst & Young Servicios Profesionales de Auditoría y Asesorías Limitada

Santiago, Chile

March 20, 2013